EXHIBIT 99.2

VINCENT F. PALAGIANO

Good morning and welcome everyone.

The third quarter came in about as we expected. Earnings per share were thirty-one cents compared to thirty-four cents in the second quarter and forty-one cents in last year’s third quarter.

Earnings, excluding prepayment fees and gains and losses on the sale of securities, were twenty-eight cents versus thirty-one cents in last year’s third quarter. Prepayment fees equaled almost ten cents in last year’s third quarter, when loan amortization peaked at 59% annualized, as compared to three cents this quarter, in which we experienced a 21% annualized rate of amortization on our loan portfolio.

As you all know, prepayment fees are volatile and unpredictable – for example, these fees amounted to about $32 million dollars over the past three years, ’02 through ’04, when interest rates were at historically low levels, versus $4.7 million dollars in total for the previous three years, ’99 through ’01, before that.

Historically prepayment fees run about $1-2 million dollars per year. Historic annual amortization of the loan portfolio is approximately 15%.

Total loans increased at a 15% annualized rate during the third quarter. Originations were $280 million with an average rate of 5.23%, up from 4.8% in the second quarter. A lot of these loans closed near the beginning of the quarter in July and August, reflecting the end of the ‘mini-refi’ wave that we experienced when loan rates dipped early in the second quarter.

The pipeline at the end of the quarter was $86 million with an average rate of 5.50%. While loan rates appear to have bottomed in the second quarter, we feel that it would be shortsighted to rush to fill our pipeline at current rates, as we believe that yields will continue to inch up going forward.

As we had expected, deposit growth was softer this quarter. But because we allowed a portion of higher cost, promotional deposits to runoff, the average cost of deposits declined 10 basis points contributing to the improvement of the net interest margin. Ken will go into further detail regarding our margin strategy. Average deposits per branch remained a high $112 million. And core deposits accounted for 59% of total deposits, 100 basis points higher than in the second quarter.

I’m pleased to say that the non-performing asset ratio continues to trend lower. It now stands at two basis points. That’s seven quarters in a row now in which the non-performer ratio has been below five basis points. We are very proud of our asset quality track record.

One administrative note, in November we’ll be converting our online computer system.  This system touches every function and activity in our bank.  It has been a major undertaking requiring hours of effort beyond the normal workday, and, while some staff members bear a heavier burden than others, nearly every employee of the bank is involved in some way.  Our initial reason for converting was that we were facing significant increases in the cost of our data processing over the next several years.  However by making this change, we will not only gain a system with more functionality, but one that will also contain our costs going forward.

The extraordinarily low interest rates of the past three-plus years – which hadn’t been matched since 1954 for the 5-year and 1958 for the 10-year – was a once-in-a-lifetime phenomena.

We believe that we have now reached an inflection point in business conditions – the Fed has already raised rates three times, although for the moment the bond market seems to disagree. We’ve turned over 80% of our loan portfolio in the last three years and a lot of what hasn’t re-financed are a number of longer-term self-liquidating loans.

However by continuing to control asset growth and expenses, and preserving our high tangible capital ratio, we believe that we are maintaining the maximum flexibility to manage our balance sheet growth during future, more favorable periods.

At our regular Board meeting yesterday, we were pleased to declare a 14-cent quarterly dividend. Since going public in June ’97, our dividends have compounded at a rate of approximately 40%. We’re proud that the high returns we consistently generate allow us to consistently reward our shareholders.

Our absolute returns on measures like ROE and ROA, continue to be among the highest in our peer group, which is why we’re seeing the return of value investors to our stock.  For those of you who look at the SEC filings, you’ll see that a number of new investors have picked up positions this past quarter, while some of our long time investors have taken this opportunity to increase their position in DCOM.  We’ve also been receiving many requests from the investment community for on-site visits.  Now that the quarter is behind us, Mike and Ken and I will be back on the road telling our story, which continues to be a good one.  For example, in Quarterly financial institution rankings published by one of our covering analysts, DCOM ranked as one of the 6 top performing financial institutions in his coverage universe based on our 2nd quarter performance.  In fact, we were one of only 2 thrifts to make the list.  This ranking is based on 9 performance metrics, including ROE, ROA, Efficiency Ratio, and Nonperforming assets.

With that, Ken will now give you more insight into the financials. Ken.

KENNETH J. MAHON

Thank you, Vinny. As Vinny said, the Company earned $0.31 for the quarter compared to the $0.41 for the same quarter of last year.  As we pointed out in the press release, some of that change was from prepayment fees, although, prepayment fees still accounted for $0.04 of income this quarter.  Comparing both quarters excluding prepayment fee income and gains or losses on securities, which we consider to be of a non recurring nature, this year's quarterly EPS was $0.28 compared to $0.31 last year, only about $0.03 lower, and a penny of that was accounted for by the cost of the trust preferred security we issued in March.  That leaves a difference in earnings between this year and last was only $0.02, even though there has been a 54 basis point contraction in the net interest margin year-over-year, that's about a 15% contraction in the margin.

Second quarter's return on equity was 16.4%. Return on tangible equity, which is the number you want to focus on to gauge the Company's ability to support the dividend and support growth, was 21.6%.  As you know the treasury market was volatile during the quarter.  At the beginning of July 2004 when the ten-year treasury was about 4.7%, it looked like it would continue to rise.  By September 2004, it dropped to the 4% range again, so we decided it was a good time to sell some of the loans we have closed during the third quarter, rather than hold them in portfolio. These loans were loans whose rates were initially set when rates were at their lowest in May and June.

We took the drop in bond yields as a short-term window of opportunity to do some additional balance sheet restructuring. Normally, the Company books gains from the sales to FNMA that are originated on a flow basis.  However, since these loans were initially year marked for portfolio, their sale resulted in a small net loss.  The sale reduced our net interest rate risk exposure and generated additional liquidity that was reinvested in higher yields. The weighted average coupon of the loan sold was 4.77%, and the weighted average term to maturity was 6.5 years.  However, from our point-of-view, the sale was a good asset liability decision., and we'll continue to service the loans, so we'd expect to be the lender of first choice when the borrowers refinance.

Linked quarter EPS declined partially due to a drop in the prepayment fee income, $2.4 million during the third quarter compared to $3.8 million in the second.  That's a reflection of the prepayment speed, which dropped to 21 % from 35% last quarter, and those are annualized numbers.  Although it's early, prepayment fees look slower again thus far in October 2004  and could drop below 21% for the fourth quarter.  If this rate continues, then our original January 2004 projection of 25% prepayment fees for the full year may even be a little high.

Also with the window of opportunity afforded to us by the drop in the treasury yield, we liquidated $109 million in mortgage-backed securities, at a small loss of $139,000.  Instead of increasing our liabilities to fund mortgage closings, we used the cash for the loan and security sales and thus kept assets flat.  Since the beginning of the year, we've had a pretty consistent view of when we thought this year would be like.  Loan and security sales and other decisions we made regarding our balance sheet management, were taken in preparation for higher interest rates, and slower loan originations next year in 2005.

One of the purposes of our conference call is to give you our view of prevailing interest - prevailing business conditions. For example, beginning with our January conference call this year, we said we expected to see a slowdown in prepayment activity toward the end of the year. The first signs of the slowdown began near the end of the second quarter and that has continued.  We expect a much lower level of prepayment speeds in the fourth quarter, perhaps even as low as an annualized 15% rate, as Vinny said approximates our historical average. We also said in the past that we were uncomfortable growing assets at a time when interest rates in the multifamily sector were unsustainable and historically low levels.  In the last year and a half the treasury rate, (i.e. the five year treasury) has dropped to yields that the bond market hasn't seen, as we said, since the 1950s.  For that reason, we also didn't think it was the right time to leverage up the balance sheet with mortgage-backed securities, even though we have adequate capital to do that.

The trends toward lower prepayments and slower asset growth are now becoming apparent in other parts of the sector.  Our Chief Operating Officer, Mike Devine, has been correctly referring to this as a period of transition as we moved away from a cycle of rate accommodation.  Earlier in the year, our expectation was that rates will be further along by now, and that our main product lines will be yielding closer to 6%.  However, we're not there yet, so we haven't been growing the balance sheet, mainly just taking cash from the existing balance sheet and reinvesting at rates essentially set by the market. One of the new developments in the third quarter was the rush to raise CD rates.   Raising deposit rates didn't fit what we wanted to do with the balance sheet for the remainder of this year, so we backed off and let some deposits to roll off. The most intense rate competition that we saw in the summer appears to have eased for now.

The bottom line is that our net interest margin actually went up by a couple of basis points since the June 2004 quarter, to 2.92%.  Even if we were able to hold the margins steady at the end of December 2004, I would expect the margins to decline next year as short-term rates continue to rise.  In our internal financial model, we've moved the fed funds rate to 2.75% by December 2005, roughly a 100 basis points above today's rate.  The speed and direction of the net interest margin will be a function of how susceptible our deposits are to encroachment from competitors and what rates we will be required to pay for deposits. It will also depend on when we decide to grow the balance sheet.   Although we can't predict with accuracy by how much the net interest margin could decline next year, I would say that under the conditions we have modeled, by the third quarter 2005, the margin could fall by approximately 25 basis points from where we are today.

From there the margin appears poised to rise again.  Of course, what actually happens will depend on the economic outlook a year from now.  One important item to note regarding our net interest margin, there is no prepayment fee income included in our net interest margin so when prepayment fee income dries up, as loan refinancing declines, there will be no negative impact from those fees on our margins. We think that's an important distinction when you compare us to our multifamily peers, who we believe include some prepayment fee income in the margin.

For those of you who are trying to project our next year's earnings.  For several quarters now, our EPS has been about $0.28 per quarter, excluding prepayment fee income. I'd suggest that as a baseline EPS number for the Company for the next several quarters, barring any significant asset growth and excluding any prepayment fee income. From that base, you can choose any number of prepayment fee models and start to project preliminary earnings for 2005.  The wildcard in the EPS projection would be asset growth.   Because of our high tangible equity ratio, as I just said, the Company has the capability to grow assets.  The timing will depend upon the Fed movement and response to the bond market. The later in the year that the asset growth occurs the less impact the growth will have on he 2005 numbers.

When the Company deems it appropriate to resume significant asset and balance sheet growth, we wouldn't expect the yield curve to be a steep as it is and as its been, but we would look for a spread of about 250 basis points between short and intermediate rates, with intermediate rates of 6% or more.   Otherwise we'll probably just continue to re-invest current cash flows throughout the year at rates available in the marketplace.  As for the remainder of 2004, we are now projecting fourth quarter EPS to be in a range of $0.27 to $0.29, including about a penny of prepayment fee income. The full fiscal year 2004 is expected to be in the range of $1.26 to $1.28.  Our decision to raise $70 million of debt cost $0.04 off of EPS this year even though we were lucky enough to catch the debt market at its low for the year.

Asset growth should end up at about 15%, in the middle of the 12% to 18% range we announced in January 2004.  Remember most of that growth came in the first quarter.   For us since then it's been essentially flat. Deposit growth will be about 10%, which is below the 15% we originally projected, and operating expenses will be about $1 million to $1.5 million higher than expected, although $1 million resulted from the change in accounting methodology on the stock dividends paid on unallocated shares to shareholders in our ESOP. This is a non-cash expense -  debit expense and credit capital.  Other than that, operating expenses will be nearly flat which is what we've been managing toward.  We are very satisfied with that accomplishment considering the rising cost of just about everything.  But, the Company's low efficiency ratio has been and will continue to be the hallmark of our profitability.

One note about Sarbanes-Oxley Compliance.   The Finance and Accounting departments of the Bank have spent an extraordinary amount of time and effort this past year in working on our compliance with Section 404 and working in conjunction with our outside auditors, Deloitte and Touche LLP.  Our goal has been to build a system in which the management and the outside auditors can place the utmost confidence in an effort to keep our third party auditing expenses under control.  The less time Deloitte requires to assure themselves of the adequacy of our internal controls, the more benefits accrues to our shareholders. This has been a significant effort that does not appear in the income statement directly, but nevertheless will help keep costs down, and I'd also note that our Section 404 compliance work was done completely in-house, without the assistance or costs of an outside vendor.

On that note I'd like to turn it back over to Mr. Palagiano, Operator?